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                                   EXHIBIT K-5
                                    (Revised)

             ANALYSIS OF ASSETS, REVENUES AND ELECTRIC CUSTOMERS OF
                    FIRSTENERGY, GPU AND THE COMBINED COMPANY
             AT OR FOR THE TWELVE MONTHS PERIOD ENDED JUNE 30, 2001


                                                                TOTAL             TOTAL              NET
                                                               ASSETS           REVENUES           INCOME            ELECTRIC
                                                                (000)             (000)             (000)            CUSTOMERS
FIRSTENERGY CORP.
PUBLIC UTILITY COMPANIES

           Ohio Edison Company (Consolidated)               $  8,383,613      $  2,942,902      $    321,191         1,079,846

                     Ohio Edison Company (Corporate)        $  7,386,547      $  2,484,208      $    264,153           939,301

                     Pennsylvania Power Company             $    997,066      $    458,694      $     57,038           140,545

           The Cleveland Electric Illuminating Company      $  5,877,310      $  2,007,930      $    169,125           703,798

           The Toledo Edison Company                        $  2,561,946      $  1,036,815      $    126,352           300,809

           American Transmission Systems, Incorporated      $    714,782      $    156,740      $     28,570                --

NON-UTILITY COMPANIES                                       $  2,232,200      $  3,577,308      $    (40,249)          134,699

INTERCOMPANY ELIMINATIONS                                   $ (1,632,325)     $ (2,212,881)     $    (37,814)               --
                                                            ------------      ------------      ------------         ---------
TOTAL FIRSTENERGY CORP.                                     $ 18,137,526      $  7,508,814      $    567,175         2,219,152
                                                            ------------      ------------      ------------         ---------
GPU, INC.
PUBLIC UTILITY COMPANIES
           Jersey Central Power & Light Company             $  6,300,762      $  2,019,138      $    218,244         1,016,568

           Metropolitan Edison Company                      $  3,040,403      $    885,019      $     78,644           495,348

           Pennsylvania Electric Company                    $  2,910,910      $    949,414      $     12,854           577,360

FOREIGN UTILITY AND NON-UTILITY COMPANIES                   $  6,869,528      $  1,534,177      $    159,257         2,690,000
                                                            ------------      ------------      ------------         ---------
TOTAL GPU, INC.                                             $ 19,121,603      $  5,387,748      $    468,999         4,779,276
                                                            ------------      ------------      ------------         ---------
PRO FORMA FIRSTENERGY CORP. AND GPU, INC.
 AS A COMBINED COMPANY                                      $ 38,638,000      $                 $                    6,998,428
                                                            ------------      ------------      ------------         ---------

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